Exhibit 1

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into as of August 30, 2024, by and between Highwire Capital, LLC, a Texas limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of SPAR Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Highwire Merger Co. I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Parent;

WHEREAS, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares (as defined in Section 4(a) below); and

WHEREAS, Stockholder understands and acknowledges that the Company, Sub and Parent are entitled to rely on (a) the truth and accuracy of Stockholder’s representations contained herein and (b) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Restrictions on Shares.

(a)            Stockholder shall not (except as may be specifically required by court order or by operation of law) Transfer all or any portion of the Shares, or make any offer or enter into any agreement or binding arrangement or commitment providing for any such Transfer , at any time prior to the Expiration Time (as defined below); provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise, prior to the Expiration Time, any Company Options and Other Rights (as defined in Section 4(b) below) held by Stockholder. As used herein, (i) the term “Expiration Time” shall mean the earlier to occur of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (C)) such date and time designated by Parent in a written notice to Stockholder, (D) November 8, 2024, or (E) the written agreement of the parties hereto to terminate this Agreement; (ii) the term “Transfer” shall mean with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or of any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing; and (iii) the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of, either directly or indirectly, materially changing the economic benefits or risks of ownership of such security. The parties agree that the November 8, 2024 termination date may be extended by mutual agreement of the parties hereto.

(b)            Except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2 hereof.

(c)            Except as otherwise provided herein, Stockholder shall not, in its capacity as a stockholder of the Company, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

(d)            Any shares of Company Common Stock or Company Preferred Stock (collectively, the “Company Capital Stock”) or other securities of the Company that Stockholder purchases or acquires or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of Company Options and Other Rights (as defined in Section 4(b) below) (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.            Agreement to Vote Shares.

(a)            Prior to the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), the Shares in favor of approval of the Merger, approval and adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger, and against any Takeover Proposal (including, but not limited to, any Superior Proposal) or Company Acquisition Agreement and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

(b)            Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder’s capacity as a director or officer of the Company, to the extent applicable, as required by his fiduciary duties in such capacity, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a).

3.            Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which Proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2(a) covering the total number of Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (a) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2(a), and (b) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Time.

4.            Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a)            Stockholder is the sole beneficial and record owner of, or exercises the sole voting power over, that number of shares of Company Capital Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, and collectively with the New Shares, the “Shares”). The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Capital Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. No Person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that could adversely affect the Merger or the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement or of the parties to this Agreement. Stockholder is an individual resident of the State of Florida, and his principal residence or business address is set forth on the signature page hereto.

(b)            Stockholder is the legal and beneficial owner of the number of options and restricted stock units set forth on the signature page hereto (collectively, the “Company Options and Other Rights”). The Company Options and Other Rights are and will be at all times until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that could adversely affect the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement or of the parties to this Agreement.

(c)            Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder, and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)            Stockholder understands and agrees that the Proxy is irrevocable and coupled with an interest and shall be binding and enforceable on and against Stockholder and his heirs, personal representatives, successors, and assigns and shall not be revoked or terminated by the death, disability, bankruptcy, incapacity or incompetency of Stockholder or his heirs, personal representatives, successors or assigns, or the occurrence of any other event. Stockholder understands and acknowledges that he shall not have the power or ability to revoke, terminate or modify this Agreement or the Proxy or the authority granted to the attorneys-in-fact and proxies named in the Proxy after the execution and delivery hereof and thereof by Stockholder, other than with the consent of Parent (which it may grant or withhold in its sole discretion) and pursuant to a written instrument executed by all parties hereto.

(e)            The execution and delivery of this Agreement does not, and the performance by Stockholder of his agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any Person under, any provisions of the organizational documents of Stockholder or any of his Affiliates, or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Stockholder is a party or by which Stockholder is, or any of his assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Stockholder from performing his obligations under this Agreement.

(f)            Stockholder agrees that Stockholder will not in Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies, if any, to be delivered in connection with the execution of the Merger Agreement, or the adoption and approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

5.            Dissenters’ or Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

6.            No Solicitation. Stockholder shall not, directly or indirectly, (a) solicit, initiate, encourage, induce, or facilitate the making, submission, or announcement of any Takeover Proposal or Superior Proposal or take any action that could reasonably be expected to lead to a Takeover Proposal or Superior Proposal, (b) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Takeover Proposal or Superior Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal or Superior Proposal, (c) engage in discussions or negotiations with any Person with respect to any Takeover Proposal or Superior Proposal, (d) approve, endorse, or recommend any Takeover Proposal or Superior Proposal, or (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal or Superior Proposal, or (f) take any other action that would, if taken by the Company, violate Article V of the Merger Agreement.

7.            Miscellaneous.

(a)            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 7(a)):

(i)            If to Parent:

Highwire Capital, LLC
717 Harwood Street
Suite 2400
Dallas, Texas 75201
Attention: Ben Hudson
Email: ben@highwire.capital

with a copy (which shall not constitute notice to Parent) to:

Ferguson Braswell Fraser Kubasta PC
2500 Dallas Parkway
Suite 600
Plano, Texas 75093
Attention: Kenn Webb
Email: kwebb@fbfk.law

(ii)            if to Stockholder, to the address set forth for Stockholder on the signature page hereof.

(b)            Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c)            Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement or the Proxy, Parent shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and Stockholder hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for security or the posting of any bond in connection with such enforcement.

(d)            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party hereto; it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

(e)            Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated in whole or in part by Parent to any direct or indirect wholly owned subsidiary of Parent without the consent of or any action by Stockholder upon notice by Parent to Stockholder given in accordance with Section 7(a). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned). In the event of Stockholder’s death, incapacity or incompetency, all obligations of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

(f)            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent possible, the purposes of such void or unenforceable provision.

(g)            Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(h)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the Federal district court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a Court of Chancery in the State of Delaware or such a Federal district court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 7(a) or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

 (i)            Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of Stockholder, provided, that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to such termination.

(j)             Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(k)            Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(l)             WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREAS, each party hereto has executed or caused this VOTING AGREEMENT AND IRREVOCABLE PROXY to be executed as of the date first written above.

PARENT:

HIGHWIRE CAPITAL, LLC
a Texas limited lability company

By:	/s/ Ben Hudson
Ben Hudson, Chief Executive Officer

STOCKHOLDER:

/s/ William Bartels
William Bartels

Phone: 914-523-7047

Email: b4bees@msn.com

Address:	450 Ocean Drive, #906
Juno Beach, Florida 33408

Shares and Company Options and Other Rights beneficially owned on the date hereof, or over which Stockholder exercises voting power on the date hereof:

Company Common Stock: 4,709,837

Company Options: 50,000

Company RSUs: 0

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

SPAR GROUP, INC.

The undersigned stockholder (“Stockholder”) of SPAR Group, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Highwire Capital, LLC, a Texas limited liability company (“Parent”) and its designees, and each of them acting together or individually, as the sole and exclusive attorneys-in-fact and proxies of Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by Stockholder, any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof, and any and all other shares or securities of the Company over which Stockholder may now or hereafter have or exercise voting power or authority (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by Stockholder as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by Stockholder with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Stockholder agrees not to grant any subsequent proxies with respect to such subject matter or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below).

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to that certain Voting Agreement and Irrevocable Proxy dated as of even date herewith by and between Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Highwire Merger Co. I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Parent. As used herein, the term “Expiration Time” shall mean the earlier of (a) the Effective Time, (b) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (c) such date and time designated by Parent in a written notice to Stockholder or (d) the written agreement of Parent and Stockholder to terminate the Voting Agreement.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Time, to act as Stockholder’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting and other rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written resolution or consent in lieu of such a meeting as follows: in favor of approval of the Merger, approval and adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger, and against any Takeover Proposal (as defined in Section 8.01 of the Merger Agreement) or Company Acquisition Agreement (as defined in Section 5.03(a) of the Merger Agreement) and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters.

Stockholder understands and agrees that this Irrevocable Proxy is irrevocable and coupled with an interest and shall be binding and enforceable on and against Stockholder and his heirs, personal representatives, successors, and assigns and shall not be revoked or terminated by the death, disability, bankruptcy, incapacity or incompetency of Stockholder or his heirs, personal representatives, successors or assigns, or the occurrence of any other event. Stockholder understands and acknowledges that he shall not have the power or ability to revoke, terminate or modify this Irrevocable Proxy or the authority granted to the attorneys-in-fact and proxies named above after the execution and delivery hereof by Stockholder, other than with the consent of Parent (which it may grant or withhold in its sole discretion) and pursuant to a written instrument executed by all parties hereto.

All authority herein conferred shall survive the death, incapacity or incompetency of Stockholder, and all obligations of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

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This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Parent. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time. The undersigned, intending to be legally bound hereby, has executed this Irrevocable Proxy on and as of the date set forth below.

Dated: August 30, 2024	STOCKHOLDER:

/s/ William Bartels
William Bartels

Phone: 914-523-7047

Email: b4bees@msn.com

	Address:	450 Ocean Drive, #906
Juno Beach, Florida 33408

Shares beneficially owned on the date hereof:

Company Common Stock: 4,709,837

Company Options: 50,000

Company RSUs: 0